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EXHIBIT   10.d1

                                  MARKETSHARE
                                    PARTNERS

BRAND DEMAND CREATION

MARKETSHARE PARTNERS (MSP) is a Strategic Marketing firm that devises, develops and oversees execution of unique marketing strategies, with a "skin-in-the-game approach". We are focused on establishing true partnerships with our clients through:

     o OBJECTIVITY: Today's competitive and rapidly altering brand environment requires critical, empirical, dispassionate and honest appraisals in order to effectively meet or beat goals and objectives, and sustain brand vitality. Objectivity reduces risks and uncertainties in order to lead the market and arrive on, or ahead of trend. MarketShare Partners derives its strategic inspiration from seeking and understanding measurable, quantifiable truths - provided via tools like the cutting edge marketing econometrics analytics, or the study of customer loyalty data.

     o ACCOUNTABILITY: Unlike a consulting firm or an ad agency, MSP marries world-class strategy, creative and the ability to bring the solutions to life, all with a performance-based, `skin in the game' philosophy that perfectly aligns our goals with your goals. We're leading the trend toward risk sharing and objectivity and as a result, are working with some of the world's most respected brands who are eager for fresh ideas, committed partners with deep experience, and partners willing to stand by their convictions.

     o OPPORTUNITY CREATION: We're guided by the principle that intellectual capital for brands represents value-based investments to be proactively developed, and managed as assets for growth. Through both intellectual analysis and informed intuition, we identify appropriate, high-impact opportunities that maximize our partner's brand equity, reinforce existing markets and identify new, high-yield markets.

The result is the firm corporate CEOs would design for their ideal growth partner: innovative thinkers and creators who are motivated financially as strategic partners, not vendors. True partners, finally, through objectivity and goal congruence. Innovative accountable and breakthrough Brand Demand Creation.

ROADMAP TO PROFIT MAXIMIZATION

MarketShare has developed a series of proven and proprietary analytic and strategic services that work in tandem to identify the highest profit potential initiatives and practices:

The best way to escape a problem is to solve it. Here's how we solve problems:

o CRITICALANALYSIS BRAND NAVIGATION SYSTEM(TM), the most sophisticated market response model available to best allocate marketing dollars that drive customer acquisition, retention and cross-sell. To ensure objectivity, we've created a partnership with a team at UCLA to create the latest in marketing optimization. Indeed, the basis of CriticalAnalysis won the University of California system the Nobel Prize in Economics this year. It doesn't stop with analysis -- our interpretation of the findings in to an action plan, followed by the creation of a full-loop system for accountability, ensures the learnings and optimization will make a positive impact.

o MARKET-MAKING STRATEGIC PLANNING: fresh strategic and creative concepts to help brands expand into new offerings, as well as improve results of current initiatives. From brand extensions to branded business ventures, to recommended partnership with other brands, to M&A or investment recommendations to solve brand or market challenges, we are focused on driving growth in new ways. Labeled by some of our partners as 'Corporate Entrepreneurs', MSP is creating market-making demand solutions to drive growth


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o    BRANDED ENTERTAINMENT 2.0: Content is omnipresent. But CONTEXT is what gives sense-making abilities... what makes brands useful, entertains us, and changes our lives. There are many entertainment, media, and advertising execs trying to connect these dots, each trying to repurpose an old and existing business model to get to a larger share of your budget, but none doing so strategically or with full econometric accountability. MSP is strategically developing context in the quest to touch the increasingly difficult consumer. By being based in Los Angeles, the undisputed center of entertainment worldwide, we can naturally drive deals that can't be done remotely via our deep relationships and brand know-how.

WE CREATE SUCCESS

MSP's team has a rich and illustrious history, both together and prior to forming MSP. Team and member successes include:

o SONY PICTURES: creation of econometric analysis that optimizes marketing investment for Or, title releases, derived via a top to bottom analysis of key performance metrics

o VIRGIN: creation and launch of Virgin Digital, Virgin's answer to Apple iTunes. Responsible for business offering, capital raising, creative positioning and launch oversight as equity participant.

o GREEN FINANCIAL: equity participant in the creation, formulation and launch of an entirely new financial services offering. Responsible for offering, positioning, launch strategy and distribution solutions.

o TIME WARNER: equity participant in the creation of a television series bringing to life Time Magazine covers of the past several decades. Responsible for concepting, strategy, creative and distribution.

o IMAX: equity partner in the creation of several branded releases. Responsible for creation, production, identification of brand partners and launch marketing.

o PLAYBOY: development of an entirely new channel of distribution - direct to consumer. Responsible for strategic planning, brand asset evaluation, content, infrastructure creation {fulfillment/telemarketing}, program execution management and oversight

o BUILD-A-BEAR WORKSHOP: assisted in the successful migration of a large retailer into an entertainment brand by overseeing merchandising, licensing and entertainment deals, as well as a conducting a comprehensive marketing econometrics analysis to help in "strategic marketing and retail rollout strategies

o WARNER BROS: full strategic audit and plan development to exploit global brand assets via new branded business ventures.

o ROBERT MONDAVI: identification of a new brand and category that Mondavi would fund and launch to extend its brand and category reach.


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o    PFIZER: innovative B213 and 82C solutions to drive knowledge and demand for various product

o EARTHLINK: enormous impact on B2B and B2C market expansion efforts, helping grow the brand from 100,000 to over 5 million in just 3 years

o SAMSUNG: market-making strategic plan that became the framework for a global relaunch of the company

o XM RADIO: the strategic planning and direct marketing solutions to launch and grow the country's first paid radio service, now with over 1,000,000 subscribers

o DIRECTV: development of breakthrough direct marketing solutions to drive subscriptions, cross-sell and retention of content purchasers, including adult D RFCTY. entertainment, sports and new service tiers.

o MCDONAIDS: oversaw the creation and rollout of a market-making partnership with Walt Disney Company that had global implications and impact

THE TEAM
MarketShare Partners has assembled a team that comes from a variety of worlds to tackle strategic marketing challenges, and each person brings a unique set of experiences and recommendations to the team.

BRAD BALL joins the Market5hare team from Warner Bros. Studios, where he held the highest marketing roles (Executive Vice President, Corporate Marketing and President of Domestic Theatrical Marketing), strategically guiding the Company's cross-divisional brand marketing efforts involving film, television, home video, animation and consumer products and developing major third-party promotion opportunities and franchises. Brad was overseeing the team charged with integrating marketing initiatives across all AOL Time Warner companies, utilizing the content strength of Warner Bros, and served as chairman of the AOL Time Warner Marketing Council and was a member of Warner Bros. Brand Council.

Under his leadership, Warner Bros. launched a string of successes including You've Got Mail, Analyze This, Three Kings, The Whole Nine Yards, the record-breaking Pokemon the First Movie and its equally successful sequel, Pokemon the Movie 2000, The Green Mile, the Academy Award-winning blockbuster The Matrix, Any Given Sunday, the box-office record-breaking The Perfect Storm, Space Cowboys, Miss Congeniality, A.I., Training Day, Ocean's 11, and the box office phenomenon Harry Potter and the Sorcerer's Stone, which made motion picture history by becoming the second highest-grossing film of all time. During his tenure, Warner Bros. Pictures twice crossed the $1 billion mark in annual revenue at the domestic box office.

Brad previously was Senior Vice President, Marketing USA at McDonaid's, based at the company's corporate headquarters in Chicago. There, he oversaw the development and execution of strategies to market product for the world's largest and most successful fast-food company. During his tenure, he helped negotiate the 10-year worldwide alliance between Disney and McDonald's, introduced the first-ever Ronald McDonald video series and the phenomenon known as Beanie Babies. The highly memorable campaign "Did Somebody Say McDonald's?" was created and launched under his direction.


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Prior to joining McDonald's in 1995, Brad was a partner in the ad agency Davis,
Ball & Colombatto. There, his clients included McDonald's, ABC-TV, Toyota, and KFWB radio. Under his leadership, DBC grew to over $150 million in billings and won the first Clio Award ever bestowed on a laundry-product campaign, as well as numerous other Clios and similarly prestigious industry honors. A native of California, Ball is a graduate of the University of Southern California with a degree in television and radio communications.

JOHN CLAYTON brings more than 25 years of direct marketing acquisition and retention experience to MarketShare Partners. John acts as the Program Chief on a variety of brand partner initiatives.

Prior to MSP, John was General Manager for fnterpublic Group's McCann Relationship Marketing (MRM), a global marketing services network. At McCann, John had overall management responsibility for MSN, Honeywell Aerospace and Peach Direct (Household Finance). John was a pioneer in integrated marketing communications efforts for McCann, having directed cross-divisional efforts for Nestle, Mexico Tourism, JTI, Day Software and Microsoft.

Prior to MRM, John was the Group Account Supervisor for Grey Direct on the AAA (P&C Insurance, Membership & Travel), Edison Security and TAM Brazilian Airlines accounts, building membership and growing the existing customer bases.

John was also one of the founding partners of Brierley & Partners, a relationship management agency specializing in frequent flyer programs for airlines (United, Continental), hotels (Hyatt, Hilton) and other service & product companies with retention goals (Neiman Marcus, Epson).

Prior to his involvement in advertising, John created and managed marketing programs at United Airlines, Continental Airlines, and the American Express Company.

John is also a part-time university professor, teaching marketing management for California International. University. John has an MBA, with honors, from the Wharton School and a B.A. in economics from Duke University.

DR. DOMINIQUE HANSSENS is the Bud Knapp Professor of Management at the UCLA Anderson Graduate School of Management, where he has been on the faculty since 1977. He has served as the school's faculty chair, associate dean, and marketing area chair. His research focuses o strategic marketing problems, in particular marketing productivity, to which he applies his expertise in data-analytic methods such as econometrics and time-series analysis.

Mike's experience covers a range of strategic marketing problems such as marketing resource allocation, product-line pricing, database marketing and new-product strategy. His approach emphasizes the new opportunities for developing a sustained competitive advantage, offered by sophisticated market information and marketing intelligence.

He has conducted assignments for Agilent Technologies, British Telecom, HP, Home Savings of America, Hughes, Johnson & Johnson, Mattel Toys, Pacific Telesis and Wells Fargo, among others. Mike serves on the advisory boards of Deutsche Telekom and several entrepreneurial high-technology firms.

Mike has served as an area editor for Marketing Science and an editor for Management Science. His papers have appeared in the leading academic and professional journals in marketing, economics and statistics. The 2nd edition of his book, Market Response Models, was published by in 2041.

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Mike won distinguished teaching awards in the UCLA MBA and Executive MBA programs. He studied econometrics at the University of Antwerp (B.S., 1874) in his native Belgium. He then pursued graduate study in marketing at Purdue University's Krannert Graduate School of Management, where he obtained an M.S. in 1976 and a Ph.D. in 1977.

JOHN MEYER is a seasoned creative strategist with a rich 22-year career in brand and direct marketing. Prior to joining MSP, John was SVP, Creative Director at Deutsch, where he headed the creative development for DIRECTV, Mitsubishi Motors, JD Edwards and Sun America.

Prior, he was in San Francisco at Executive Principal, Chief Integration Officer of Publicis and Hai Riney, where he was responsible for the integrated efforts for brands like Nestle USA, Off iceMax, Whirlpool and numerous others. And as EVP, Executive Creative Director of Wunderman in San Francisco, John created results-oriented, award winning solutions for Apple, Sony, AT&T, Mattel and MGM.

Prior to a stint as SVP, Group Creative Director of Hill Holiday, John was SVP, Group Creative Director at Foote, Cone and Belding, where he was responsible for global brands like Levi Strauss & Co., HP, and Pacific Bell.

John is well recognized in the creative industry, with awards from the International Echo Awards, John Caples Award (for results), The One Show, London International Awards, and the New York Festival, among others. He is an Art Center College of Design graduate as well as a graduate with a BFA from University of Arizona.

WES NICHOLS, co-founder of MarketShare Partners, is one of the industry's most respected experts in strategic marketing and direct, one:one marketing, with an 18 year track record of launching and growing successful businesses, as well as helping companies come to life like EarthLink, DIRECTV, Apple, XM Radio, Electronic Arts, E*TRADE, Nissan, Mars Inc., Capital One, MBNA America and numerous others.

An area of unique rich expertise is creating unique approaches to creating 'recurring monthly revenue' streams, evidenced by his work that helped to launch, grow or fix brands like DIRECTV, EarthLink, Comcast, XM Radio, Sony PlayStation, TiVo, OnStar, Nextel, Charter Communications and numerous others.

Prior to creating MarketShare Partners, Wes was asked by the company who had acquired his marketing network, Omnicom Group (NYSE: OMC), to take the lead of TEQUILA\, a global marketing services network, where he served as President/CEO of North America and co-CEO Worldwide. Founded in Paris 18 years ago, TEQUILA\ is a $1.4 billion, 1400 person marketing services network in 40 countries. Wes was brought in to 'jump start' the network and create a competitive market positioning as well as build out the all-important North American network, which was non-existent. After managing the merger and integration of 9 groups to form the North American network, TEQUILA\ now works globally with Apple, Sony PlayStation, Pfizer, Nextel, adidas, Comcast, Nissan and numerous other key brands.

Prior he was the founder and CEO of Direct Partners, building the agency from scratch to one of the largest and most respected marketing networks, with offices in three countries and over $400 million in billings, selling to Omnicom Group in 1999, serving clients like EarthLink, Pfizer, Nissan, DIRECTV, and Disney. A winner of the Inc. 500 Fastest Growing Companies award, DP is known as one of the most innovative direct marketing networks around. And the industry innovator in marrying brand, direct and interactive marketing principles for large brands.

Prior, Wes was a member of the executive management team of NDMC, managing the efforts of this innovative venture capital marketing firm partly owned by DLJ and GE Capital.


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responsible for analyzing investment opportunities and structuring partner-based marketing programs funded by NDMC for a number of blue chip clients including American Express, Exxon, Time Warner and others.

Wes was one of 3 judges for this year's Cannes Advertising Festival, as well as the Direct Marketing Association's ECHO Awards, honoring campaigns based on effectiveness. An active YPO member, Wes attended and matriculated from Randolph-Macon College, The Johns Hopkins University and Harvard Business School, with degrees in Psychology, Business and post-graduate studies in Professional Services Management, respectively. Wes is on the board of Boy Scouts of America, PIVX Solutions, and Wilton Publishing.

DANE SOLOMON is a creative and entrepreneurially inspired marketing executive and brings a strategically driven focus and a proven track record of accomplishments in creating unique market value for brands. With marketing experiences ranging from package goods to automobiles, Dane has worked with blue chip Fortune 500 companies as well as successful, aggressive young companies. Dane specializes in what he refers to as "market-making,,, developing proprietary competitive advantages and marketing strategies that meet the market and consistently on trend.

Prior to joining MarketShare Partners, Dane was Executive Vice President, Managing Director of New York-based Amell Group, a preeminent brand consulting company (purchased by Omnicom Group) specializing in deep integrated marketing, branding, communications, and brand asset development. Dane led the highly acclaimed market relaunch of Arnell's largest client, Samsung, with branding efforts in the US and a first ever global image campaign. He also led the branding launch of Samsung Telecommunication in the US, helping to establish Samsung as a major competitor in the telecom industry. Dane's other clients included M&M Mars, Gap Inc., Philip Morris, Progressive Insurance, Movado Group, Sara Lee Corporation (Hanes), Fila, Marui Department Stores (largest department Store Chain in Tokyo) and Seagram, among others. He also was responsible for innovating and structuring deals for several breakthrough strategic alliances for his clients with NASA, Amblin Entertainment, AOL, Creative Artists Agency, NYC Board of Edu cation, Sony Music Entertainment, The Walt Disney Company, among others.

He was responsible for establishing the company's technology and innovation branding group, which included developing marketing and creative strategic tracks, building internal core competencies, the client base, and revenue streams. He developed company competencies in the areas of anthropological research, interactive content development, graphic design, industrial design, and entertainment marketing. Dane orchestrated these talents to fulfill strategies he developed for Arnell clients. He also led this group to winning over $60MM in billings from Samsung Electronic, Samsung Telecommunications, Polaroid, and Casio (G-Shock timepieces).

Prior, Dane was part of the founding team that a very successful new advertising agency named Kirshenbaum & Bond. There he was instrumental for new business, growing the company's gross billings from zero to over $40MM, in under 3 years.

Dane began his career when he was recruited into the prestigious Management Training Program of Doyle Dane Bernbach, in New York. While there he worked side by side with many of the legends in the business, including William Bembach. During his years at DDB, he was responsible for the development of marketing communications strategies and advertising for Volkswagen, Porsche and Audi, Mobil Oil Corp., and Bristol Myers (Excedrin).

Dane holds a B.A. from McGill University, Montreal, and attended graduate classes at Columbia University School of Business, through DDB. Mr. Solomon was an instructor at The School of Visual Arts, NYC, and is a frequent speaker at corporations, groups and organizations. Mr. Solomon is also an Honorary Battalion Chief of the Fire Department, City of New York.


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JACK SPEYER is MSP's database marketing and econometrics expert. With 12 years of experience with marketers like Time-Life, Warner Bros, Deutsch and Phillips Publishing, Jack has created and implemented numerous strategic marketing approaches, ranging from continuity clubs to solo marketing initiatives to affinity group marketing and lifetime value systems. He has been the primary architect on numerous data capture, database, analytic and tracking systems.

Prior to joining MSP, Jack was responsible for creating direct marketing strategic solutions at Warner Bros., where he designed an integrated marketing database, a comprehensive analytics system and reporting structure. Additionally, he worked on corporate level loyalty programs, marketing communications and cross channel entertainment initiatives.

Prior to Warner, Jack worked at Deutsch Advertising, designing strategic marketing, acquisition and retention programs for a variety of clients such as DIRECTV, Mitsubishi, and Aid for AIDS.

During his tenure at Discovery Communications, Jack envisioned and executed a new corporate database that incorporated into one view the total customer experience; this data included all registrations, interactions and purchases from every business unit, all email contacts via newsletters, a uniform system for viewing product trends across business lines, response tracking within and across campaigns and business units and an overall holistic customer vantage. This revolutionized the company's view and marketing to their customers in that it allowed them to communicate more effectively within and across media and track cross channel sales.

Jack worked for 8 years at Time-Life, where he was instrumental in the design and execution of continuity video and music programs that included data-intensive CRM, Lifetime Value systems, statistical customer modeling, creative testing systems, system and tracking automation, profiling and multiple contact strategies across media, divisions and product groups.

JON VEIN, co-founder of MarketShare Partners, has a distinguished track record of identifying, packaging and creating breakthrough solutions with entertainment content. He has also managed a diverse collection of businesses in the entertainment and media worlds.

Jon served as Chief Operating Officer of Michael Ovitz's AMG (Artists Management Group) and APG (Artists Production Group), overseeing all divisions, including talent, literary, animation, sports, music, publishing, and feature film production. AMG managed talent like Cameron Diaz, Leonardo DiCaprio, Robin Williams, Samuel L. Jackson, and Martin Scorcese.

Jon also engineered AMG's sale to The Firm, which he joined as co-head of the M&A/Strategic Advisory Services Division prior to departing and forming MarketShare Partners.

Before joining AMG, Jon was Chief Operating Officer of Film Roman, the premier animation production company in the United States, where he oversaw all production, development, sales, human resources, finance, and business affairs in addition to helping to bring in private equity to facilitate growth as well as planning and executing the company's initial public offering. Film Roman produced shows like The Simpsons, King of the Hill, The Critic, and numerous others.

An Emmy Award winner, Jon produced numerous film and television productions. Prior, Jon co-founded noted entertainment law firm Dern & Vein, partnering with one of Hollywood's most respected attorneys, Dixon Dem. Prior to returning to law school and then joining the media world, Jon was a practicing engineer on the space program at Hughes Electronics.

Jon is a board member of Shawn Fanniing's (Napster creator) new company, Snocap, as well as the task force for Entertainment Industry Foundation. Jon graduated from the University of California at Berkeley with a double B.S. in Material Sciences & Engineering and Electrical


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Engineering-Computer Science with high honors, and received his J.D. cum laude from Harvard Law School.

TEAM RESOURCES

KEITH FERRAZZI is a strategic marketer and 6213 expert on the MSP team. Positioned by both Forbes and Inc. magazines as one of the world's most networked individuals, Keith Ferrazzi has developed his personal style into a sophisticated methodology that others can learn. His new book, You Can't Get There Alone, is scheduled for publication by Doubleday in late 2004. This book, along with the establishment of the Networking Institute, is the fulfillment of Keith's belief that building quality relationships increases company sales, advances personal careers, and provides individual fulfillment.

Keith recently served as Chief Executive Officer for YaYa Media, Inc., one of the world's leading interactive entertainment consultancies. Before joining YaYa, Keith was served as Chief Marketing Officer for Starwood Hotels & Resorts Worldwide and held the distinction of being the youngest CMO in a Fortune 500 company. Keith oversaw marketing activities for Starwood's brands including Sheraton, Westin, The Luxury Collection, St. Regis, and W Hotels.

Keith also served as Chief Marketing Officer of Deloitte Consulting, a global management consulting firm, where he developed and managed the industry's first globally integrated marketing organization. His creative marketing strategy drove Deloitte's "Consulting" brand recognition from the lowest in the industry to the second position and saw the highest featured growth rate in the industry at that time.

Ferrazzi was an early leader in the quality movement as the youngest examiner of the Malcolm Baldrige National Quality Award. He is a frequent commentator on CNN and CNBC, and has authored a number of articles for business publications including the Wall Street Journal and the Harvard Business Review.

Keith is active in many civic and charitable organizations, focusing on economic development, education, and human rights, chairing organizations including the Equality Forum and Equality 1st. He also served on Yale University's board of Alumni Governors. Keith holds a BA degree from Yale University and an MBA from Harvard Business School.

ERIK ROTH is a MarketShare Partners consultant and a senior engagement manager in the Boston Office of McKinsey & Co., a leading management consulting firm. While at McKinsey, Roth has focused his client work his client work in consumer packaged goods, retail and telecommunications industries.

Erik has co-authored. SEEING WHAT'S NEXT, published by HBS Press and will be released in Fall of 2004. The book demonstrates how theories of innovation can be used to analyze and predict the course of industry change. Case studies include innovation within the telecom, semi-conductor, education and aviation industries. Prior to joining McKinsey, Roth worked with Clayton M. Christensen at the Harvard Business School, where he helped further Christensen's research on innovation. He authored a number of case studies and working papers.

Previously, Roth spent several years as marketing and new product development manager for OnStar, General Motors' in-vehicle wireless telecommunications service. He was instrumental in the development and launch of new technology platforms and services while working to grow the subscriber base to 1 million.

Before OnStar, he worked for a number of years as a consultant for the Marketing Corporation of America, where he advised Fortune 500 clients on marketing and strategic growth issues focusing on consumer packaged goods and the high-tech industries.

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Roth received an MBA from the Harvard Business School. He also received a
Bachelor of Arts degree cum laude from Middlebury College with high honors in international politics and economics.

FRED SIEGEL is an accomplished brand-builder with recognized successes in diverse categories including entertainment, media, technology, retail, and consumer products. Fred is co-founder of a MarketShare Partners affiliate, Antsnpants, a marketing and merchandising company that builds brands based on credible personalities, such as chef Rocco DiSpirito and magician David Blaine, to resurrecting brands such as Halston.

Hired by Excite as SVP Marketing Fred oversaw all marketing and communications activities for Excite, and then for Excite@Home, post-merger. Fred also was responsible for forging strategic marketing partnerships and television programming firsts with MTV, Fox, the WB and Universal Television, created breakthrough alliances with the Emmy Awards, Cosmetic Executive Women, and Christie's Auction house, and ultimately built Excite into one of the top 5 Internet brands.

Prior, Fred was Chief Marketing Officer for QVC with Barry Diller, as well as after Barris departure, taking QVC from the number two market position in electronic retailing to the dominant number-one category-defining brand-- making QVC synonymous with televised shopping. Acting as a key member of QVC's management team, Fred's responsibilities included all Advertising, Promotions, Public Relations, Corporate Communications, "Marquee" product development, and creative services. He also was integral to the creation of iQVC, QVC's successful on-line venture. At QVC, Fred created a host of groundbreaking, news generating retail programming events. From the "Sale" of the Brooklyn Bridge, to the star-studded "Shoes on Sale" event featuring top-brand designer footwear sold to benefit Breast Cancer research, to "Cure by the Shore" with Lilly Tartikoff from Cannes Film Festival, to broadcasting the first live telecast from the Russian Space Station, Mir, Fred created many headline-grabbing events that put QVC top-of- mind for millions.

Prior, Mr. Siegel held positions including EVP/Executive Creative Director of Ketchum Advertising, and, prior, SVP/Group Creative Director at. McCann Erickson Advertising. Fred has won numerous industry awards for such recognized advertising campaigns as Miller Brewing, Atka-Seltzer, Sony, Coca-Cola, Cosmair Fragrances, ESPN, and Nintendo. Fred is a Board member of The Entertainment Industry Foundation, a founding Board member of CuresNow and advisory board member of Starbright Foundation.

TODD SMITH joined MSP after 20 years in integrated marketing communications, focused primarily on the hi-tech sector. Prior to joining MSP, Todd was heading client services for Kern Direct, a direct marketing agency serving clients like Hitachi, Nextel and others, Prior, Todd was the Director of Client Services at Siltanen/Keehn and managed all the integrated marketing efforts for Gateway Computers.

Prior to joining Siltanen/Keehn, Todd was a co-managing director of THINK New Ideas/Los Angeles and was responsible for overseeing the Account Service, Account Planning and Media groups. While at THINK, Todd managed the integrated marketing efforts for clients including Oracle, Network Associates, JB Oxford and the Entertainment Industry Foundation. The integrated campaign Todd led for the National Colorectal Cancer Research Alliance was voted the "most important campaign of the year" by the National Ad Council.

Todd began his career at Ogilvy & Mather and worked in the Houston, Los Angeles and New York offices over his 14 years with the agency. Todd ran the IBM Software and Lotus businesses where he led the worldwide teams that won two consecutive Gold Effies for the "best software campaign of the year,, in both 1996 and 1997. While at Ogilvy, Todd led integrated marketing efforts for clients including IBM, Lotus, Tivoli, Shell Oil Company, Compaq Computer, Microsoft Corporation and the Automobile Association of America.


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Pivx Systems
Multi-Phase Action Plan
October 6, 2004

MarketShare Partners is pleased to propose assisting Pivx Systems by becoming its marketing partner. MSP shall be engaged as the exclusive strategic marketing partner for Pivx and its off-shoot initiatives on all aspects of advertising, marketing services and promotion. MSP will be responsible for the following services:

STRATEGIC MARKETING DEVELOPMENT AND PLANNING
o Development of brand positioning solution for Pivx that includes logo, positioning (answering the 'what's after mitigation' positioning), brand 'DNA' that permeates the business
o Develop marketing blueprint for the launch that will cost-effectively launch Pivx and help drive trial and adoption, as well as leads from CTOs, CIOs and others concerned with network security
o    Oversight of focus group planning and execution if necessary

STAGED PROGRAM EXECUTION
o    Creation of marketing materials and collateral design
o    Creation of website - design and build
o Oversight of brand efforts, advertising and direct marketing material creation as well as the responsibility and oversight over the creation, of all marketing executions, including direct mail, direct response radio, email, interactive, co-marketing materials and the like to test and drive trial and conversion to the software. Production and creative development costs to be estimated on a project to project basis.
o Development of tracking tools to study effectiveness of marketing efforts and individual media
o    Development of staged rollout based on test results

CONSIDERATION
Our objective is to create full goal congruence - and create short, mid and longterm incentives. We've set up such a scenario as seen below:

o SHORT/FIXED COMPENSATION: For short-terra compensation, which gets added back to Pivx's project expenses prior to further compensation to MSP (as seen below), MSP will be compensated the amount of $38,0001month for the duration of the Term (24 months). This is substantially below a standard retainer for comparable services, and MSP has shifted its upside to be primarily based on results. Pivx will forbear its payment of short-term compensation for 120 days after the execution of this agreement, or until the date of receipt of investor financing at or above $500,000, whichever comes first.

o MID/CONTINGENT COMPENSATION: In order to create a mid and long terra incentive, as well as to compensate MSP for lowering its Fixed Compensation, MSP will receive 2.5% of Pivx's Adjusted Gross Revenues. "Adjusted Gross Revenues" shall equal Pivx's gross revenues during the Term, or every twelve (12) months thereafter if the contract is extended beyond the Term, less MSP's fixed compensation paid hereunder.

o LONG/PARTNERSHIP: MSP shall receive a warrant to purchase shares equal to 2.5% of the fully diluted common stock of Pivx on the date of execution of this agreement, subject to the following general terms and conditions: (i) purchase price of $0.01; (ii) exercise price at 80% of market close the first business day immediately preceding the execution of this agreement;
     (iii) five year term; (iv) shares will vest on a monthly basis over 24 months in 1124 increments; and (v) shares will not be registered.

TERM/TERMINATION
MSP envisions a long and mutually prosperous relationship with Pivx and team, and will work hard to help make your business an enormous success. To start, we recommend a term that will be twenty-four months and then continue on an annual basis thereafter by mutual written consent.

MSP and Pivx shall each have the right to terminate the contract with thirty days written notice to the other in the event of a material breach of its terms, including failure of MSP to perform as reasonably expected. Notwithstanding the foregoing, if Pivx desires to terminate this agreement due to a material breach of this agreement by MSP, Pivx shall first provide MSP with written notice of its intent to do so, with the specific allegations for such breach. MSP shall have thereafter 15 business days to cure such breach, failing which the termination shall occur at the conclusion of the thirty day period set forth in the written notice of such termination. In the event of termination of the contract, MSP has the right to accrued Fixed Compensation as of the date of termination, and the right to accrued plus sixty days of Contingent Compensation as of the date of termination, and the right to the vested portion of the Warrant as of the date of termination.


TIMELINE:

MSP would recommend a rapid ramp up so work is completed early January since that is when Corporate America is awash in budget and focused on new initiatives. This is when they'll be listening the hardest for solutions related to proactive security solutions.

This timing works well considering we finalize partnership documents and begin the research and creative development work, with production beginning mid October.

Thank you--- you know how much of a believer l am in the business, and my team is excited about the opportunity to help grow Pivx into a world class brand together.


ACCEPTED AND AGREED:
--------------------


MARKETSHARE PARTNERS LLC                     PIVX SOLUTIONS, INC.


By: /s/ signature                            By: /s/ signature
    ----------------------------                 -------------------------------
Date: 10/6/04                                Date: 10/06/04

                ADDENDUM TO OCTOBER 6, 2004 CONSULTING AGREEMENT
                                    BETWEEN
                  MARKETSHARE PARTNERS AND PIVX SOLUTIONS, INC.

This addendum, effective as of February 24, 2005, modifies the Consulting Agreement entered into by Marketshare Partners ("MSP") and PivX Solutions, Inc. ("PivX") on October 6, 2004.

The modifications are intended to clarify and replace the relevant sections of the Consulting Agreement and are as follows:

     o SHORT/FIXED COMPENSATION: MSP will be paid $38,000/month for the duration of the Term (Term is 24 months), and $8,500/month for the services of MSP employee Todd Smith for the months he works for PivX's account.

     o MID/CONTINGENT COMPENSATION: MSP will receive 2.5% of PivX's Adjusted Gross Revenues during the Term ("Revenue Compensation"). The Revenue Compensation total paid to MSP shall be lessened by the aggregate amount paid as Short/Fixed Compensation above. "Adjusted Gross Revenues" are PivX's gross revenues, not including gross revenues PivX gains directly from an acquired or merged entity, however it does include incremental gross revenues gained by PivX post-acquisition or merger. If the Agreement is extended, Revenue Compensation will be calculated by the Adjusted Gross Revenues for each successive 12 month period, or pro rata periods of less than 12 months, as appropriate.

Accepted and agreed:

Marketshare Partners                        PivX Solutions

By:                                         By: /s/ signature
    -------------------------------             --------------------------------
Title:                                      Title: General Counsel and Secretary